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                                                                   Exhibit 10.12

                         Annual Incentive Plans Summary

The Spiegel Group
The Spiegel Group annual incentive plan is designed to provide compensation in addition to base pay for certain eligible associates based upon The Spiegel Group financial results. Payment under the plan is based consolidated Earnings Before Taxes (EBT) results on a blended basis as follows:

         Spiegel Group Component                     Relative Weighting
         Eddie Bauer                                        30%
         Spiegel Catalog                                    25%
         First Consumers National Bank                      25%
         Newport News, Inc.                                 20%

The plan establishes a minimum, target and maximum EBT goals the achievement of which results in a payout ranging from 50% to 150% of the participant's incentive percentage. Each division's EBT is calculated independently and may provide payment despite other divisions not meeting their designated targets. Executives eligible for payout under this plan include but are not limited to Mr. Zoepfell, Vice Chairman, President and Chief Executive Officer of The Spiegel Group and Mr. Cannaturo, Executive Vice President, Chief Financial Officer of The Spiegel Group.

Spiegel Catalog
The Spiegel Catalog annual incentive plan is designed to provide compensation in addition to base pay for certain eligible associates based solely upon Spiegel Catalog financial performance. Payment under the plan occurs when the Company reaches designated Earnings Before Taxes (EBT) targets. The plan establishes a minimum, target and maximum EBT goals the achievement of which results in a payout ranging from 50% to 150% of the participant's incentive percentage. Executives eligible for a payment under this plan include but are not limited to Ms. Payner, President and Chief Executive Officer of Spiegel Catalog.

Eddie Bauer Eddie Bauer's annual incentive plan is designed to provide compensation in addition to base salary for certain eligible associates. Both individual performance and company results impact payment under the plan. The company must meet their threshold EBT performance before eligible associates may receive payment under the portion of the plan that relates to company performance. Increased payment of up to 150% occurs if the company meets target or maximum EBT performance levels. Participant's performance is measured against the deliverables and key objectives established in the participants annual performance plan. The individual performance component provides increasing payment using a rating scale of 0-5 to evaluate performance results achieved against a participants performance plan.

Distribution Fulfillment Services (DFS)
The DFS Management Bonus plan is designed to provide compensation in addition to base salary for certain eligible associates. Payout is based on a combination of the financial results for Operating and Transportation. Operating financial results account for 75% of the bonus and are measured by EBT targets established annually. Transportation earnings account for the remaining 25% of the bonus payout. The plan establishes a minimum, target and maximum EBT goals the achievement of which results in a payout ranging from 50% to 150% of the participant's incentive percentage.

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Long Term Incentive Plan Summary
The Spiegel Group Long-Term Incentive Plan (LTIP) is intended to emphasize and reward total corporate performance over the long term. Participants are assigned a Target Opportunity Value expressed as a percentage of their base salary. The Target Opportunity Value is allocated between two separate but related components: stock option grants and a cash based Long-Term Incentive Plan. Approximately 80% is allocated to cash with the remaining 20% allocated through a fixed number of stock options based on level.

The current plan covers the financial periods, 2000-2001 and 2000-2002. The plan cycles overlap, providing financial targets and award opportunities each year. The cash component is based on a measurement of adjusted Earnings Before Taxes
(EBT) for The Spiegel Group.